Exhibit 10.4

AzFCA

SIGNING DAY SPORTS

DATE: May 23, 2022
COMPANY: Signing Day Sports

1. TERM:
This Marketing Agreement ("Agreement") relates to sponsorship opportunities and the specific inventory listed herein below. The Arizona Football Coaches Association (AZFCA) appreciates your commitment. Signing Day Sports (SDS) and AZFCA agree that the following terms and conditions are applicable to this Agreement. Signing Day Sports will become the official and exclusive Recruiting Platform Sponsor of the AZFCA.

This Agreement will commence on June 1st, 2022 for a term of three (3) years, expiring on June 1st, 2025 with an option to renew annually after the initial term of the contract. Notice of non-renewal shall be given three (3) months prior to expiration of the Agreement. SDS agrees to be the title sponsor ($2,500) for the AZFCA coaches clinic/showcase series except in cases where participation would be considered out of compliance with the NCAA.

2. AZFCA COMMITMENT TO SDS FOR AGREEMENT

a. Endorsement as the Official Recruiting Platform for AZFCA.
b. Booth Space for AZFCA Clinic for the length of term (and each year of renewal).
c. Ad Space in monthly AZFCA Digital Newsletters.
d. Monthly Email Promotion of Signing Day Sports to High School Coaches.
e. Website Promotions (including digital ad space) on all AZFCA related sites.
f. Contact List for Head Coaches (including email & cell#).

3. ADDITIONAL TERMS OF AGREEMENT

AZFCA recognizes that SDS will sell and provide a SaaS-based technology platform to schools which in turn will help student-athletes to own their own future through a mobile app for high school programs to strengthen their data analytics & skills management, and to extend college program's reach in identifying potential student-athletes. AZFCA will coordinate with SDS to identify locations in the state for potential combines to take place each year. Both parties reserve the right to make any changes to terms that would improve services provided as needed. It is agreed both parties will communicate annually on the terms.

4. PRICING

Introductory: Premium subscription for high school teams will be provided at no charge from the commencement date of this Agreement through December 31st, 2022. The goal to take full advantage of the pricing promotion is to reach 30 participating schools by July 31st, 2022.

Ongoing Pricing:
Level 1: 5-30 Premium Players @ $49.99 per player per year. Level 2: 31+ Premium Players @ $29.99 per player not to exceed a total cost of $3,000. Participating teams (on Basic and Premium Subscriptions) are required to provide their full team roster and current player prospect list as part of account activation. These pricing guidelines will be applied for each year the Agreement remains in effect.

AZFCA	SIGNING DAY SPORTS
[signature]	[signature]
By its Authorized Agent	By its Authorized Agent
Jason Mohns	David O'Hara
Printed Name	Printed Name
5/31/22	6/15/2022
Date	Date